Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2025 and for the year ended December 31, 2024 are intended to reflect the impact of the Cox Transactions on the consolidated financial statements of Charter Communications, Inc. (“Charter”), as if the Cox Transactions had occurred as of September 30, 2025 for the unaudited pro forma condensed combined balance sheet and as of January 1, 2024 for the unaudited pro forma condensed combined statements of operations. The accompanying unaudited pro forma financial statements present the pro forma financial position and results of operations of Charter based on the historical financial statements and accounting records of Charter and Cox Communications, Inc (“Cox Communications”) and the related pro forma transaction accounting adjustments as described in the accompanying notes. The transaction accounting adjustments are intended to reflect U.S. generally accepted accounting principles (“GAAP”) to illustrate the effects of the transactions on Charter’s historical financial statements.

The Transactions

On May 16, 2025, Charter, Charter Communications Holdings, LLC (“Charter Holdings”), and Cox Enterprises, Inc. (“Cox Enterprises”) entered into a Transaction Agreement (the “Transaction Agreement”) pursuant to which (i) Cox Enterprises will sell and transfer to Charter 100% of the equity interests of certain subsidiaries of Cox Communications that conduct Cox Communications’ commercial fiber and managed IT and cloud services businesses (the “Equity Sale”), (ii) Cox Enterprises will contribute the equity interests of Cox Communications and certain other assets (other than certain excluded assets) primarily related to Cox Communications’ residential cable business to Charter Holdings (the “Contribution”), and (iii) Cox Enterprises will pay $1.00 to Charter (collectively, the “Cox Transactions”). Under the Transaction Agreement, Charter and Cox Enterprises may designate one or more wholly owned subsidiaries to take actions with respect to Charter and Cox Enterprises, respectively.

Pursuant to the Transaction Agreement, at the closing of the Cox Transactions:

•	in consideration of the Equity Sale, Charter will pay $3.5 billion in cash to Cox Enterprises;

•	in consideration of the Contribution, Charter Holdings will (i) pay to Cox Enterprises $500 million in cash and (ii) issue to Cox Enterprises convertible preferred units of Charter Holdings with an aggregate liquidation preference of $6.0 billion, which will pay a 6.875% dividend per annum, and approximately 33.6 million Charter Holdings common units. The Charter Holdings convertible preferred units will be convertible into Charter Holdings common units, with an initial conversion price of $477.41, subject to certain adjustments. The Charter Holdings common units will be exchangeable by the holder, in certain circumstances, for cash or, at the election of Charter, Charter Class A common stock on a one-for-one basis, subject to certain adjustments; and

•	in consideration of the $1.00 payment from Cox Enterprises to Charter, Charter will issue to Cox Enterprises one share of the newly created Charter Class C common stock. The Charter Class C common stock will be equivalent, economically, to the outstanding Charter Class A common stock and the Charter Class B common stock but will have a number of votes per share that reflect the voting power of the Charter Holdings common units and the Charter Holdings convertible preferred units held by Cox Enterprises on an as-converted, as-exchanged basis.

The combined entity will assume Cox Communications’ approximately $12.6 billion in outstanding net debt and finance leases (assumed debt is on a pro forma basis contemplating Cox Communications refinancing of debt maturities occurring between signing and closing of the Cox Transactions).

Basis of Presentation

The unaudited pro forma financial statements are based on (i) the unaudited consolidated financial statements of Charter as of and for the three and nine months ended September 30, 2025 contained in Charter’s Quarterly Report on Form 10-Q filed with the SEC on October 31, 2025, (ii) the unaudited consolidated financial statements of Cox Communications as of and for the three and nine months ended September 30, 2025 contained in this Current Report on Form 8-K, (iii) the audited consolidated financial statements of Charter as of and for the year ended December 31, 2024 contained in Charter’s Annual Report on Form 10-K filed with the SEC on January 31, 2025, and (iv) the audited consolidated financial statements of Cox Communications as of and for the year ended December 31, 2024 contained in Charter’s definitive proxy statement with respect to the Cox Transactions, filed by Charter on July 2, 2025.

The Cox Transactions will be accounted for using the acquisition method of accounting with Charter as the accounting acquirer. As of the date of this current report, Charter has not completed the detailed valuation studies necessary to arrive at final estimates of the fair market value of the assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Cox Communications to Charter’s accounting policies. As indicated in Note 1 to the unaudited pro forma financial statements, based on information currently available, Charter has made certain adjustments to the historical book values of the assets and liabilities of Cox Communications to reflect preliminary estimates of fair values necessary to prepare the unaudited pro forma financial statements. Actual results may differ from these unaudited pro forma financial statements once the Cox Transactions are completed which includes determining the final purchase price for Cox Communications, completing the valuation studies necessary to finalize the required purchase price allocations, and identifying any additional conforming accounting policy changes for Cox Communications. There can be no assurance that such finalization will not result in material changes.

The unaudited pro forma financial statements are provided for illustrative purposes only and are based on available information and assumptions that Charter believes are reasonable and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Charter would have been had the Cox Transactions occurred on the dates indicated, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the pro forma financial statements. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial statements.

Items Not Adjusted in the Unaudited Pro Forma Financial Information

The unaudited pro forma financial statements do not reflect all reclassifications or adjustments to conform the Cox Communications financial statement presentation or accounting policies to those adopted by Charter. At this time, Charter is not aware of any intercompany transactions that would have a material impact on the unaudited pro forma financial statements that are not reflected in the pro forma adjustments. Further review may identify additional intercompany transactions, reclassifications or differences between the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma financial statements of the combined company.

The unaudited pro forma financial statements do not include any adjustment for liabilities or related costs that may result from integration activities, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities. The unaudited pro forma statements of operations also do not include any revenue or expense synergies or dis-synergies resulting from the Cox Transactions.

In connection with the Cox Transactions, at the closing, Charter, Cox Enterprises and Advance/Newhouse Partnership (“A/N”) will enter into the amended tax receivables agreement, which will set forth the terms pursuant to which Charter will pay Cox Enterprises and A/N, as applicable, for tax benefits arising from Cox Enterprises’ or A/N’s potential future exchanges of their respective Charter Holdings common units and Charter Holdings convertible preferred units, as applicable, into cash or Charter Class A common stock pursuant to the amended exchange agreement. The amended tax receivables agreement will provide for a payment by Charter of 50% of the tax benefits when realized by Charter from the step-up in tax basis resulting from any such future exchanges. A/N is currently party to the existing tax receivables agreement with Charter, and such agreement will be amended and restated by the amended tax receivables agreement at the closing. Charter has not recorded a pro forma adjustment for the tax receivables agreement with Cox Enterprises as a contingent consideration obligation in the preliminary purchase price allocation as it is impractical to estimate its fair value since the tax benefit is dependent on uncertain future events that are outside Charter’s control. A future exchange is not based on a fixed and determinable date and the exchange is not certain to occur.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2025

(dollars in millions)

	Charter (Historical)	Cox Communications (Historical)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$464	$86	$(214)	1a	$336
Accounts receivable, net	3,598	580	—		4,178
Amounts due from Cox Enterprises, Inc.	—	4,586	(4,586)	1b	—
Prepaid expenses and other current assets	805	341	—		1,146
Total current assets	4,867	5,593	(4,800)		5,660

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	45,187	12,498	2,882	1c	60,567
Customer relationships, net	555	496	4,384	1c	5,435
Franchises	67,468	15,879	(4,879)	1c	78,468
Goodwill	29,710	1,260	(1,260)	1c	29,710
Total investment in cable properties, net	142,920	30,133	1,127		174,180

OTHER NONCURRENT ASSETS	5,063	991	(351)	1d	5,703

Total assets	$152,850	$36,717	$(4,024)		$185,543
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable, accrued and other current liabilities	$12,244	$1,843	$—		$14,087
Current portion of long-term debt	750	1,042	—		1,792
Total current liabilities	12,994	2,885	—		15,879

LONG-TERM DEBT	94,413	11,474	2,910	1e	108,797
EQUIPMENT INSTALLMENT PLAN FINANCING FACILITY	1,365	—	—		1,365
DEFERRED INCOME TAXES	19,604	5,679	(5,510)	1f	19,773
OTHER LONG-TERM LIABILITIES	4,886	853	(389)	1g	5,350

SHAREHOLDERS’ EQUITY:
Controlling interests	15,340	15,826	(17,171)	1h	13,995
Noncontrolling interests	4,248	—	16,136	1h	20,384
Total shareholders’ equity	19,588	15,826	(1,035)		34,379

Total liabilities and shareholders’ equity	$152,850	$36,717	$(4,024)		$185,543

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2025

(dollars and weighted average shares outstanding in millions, except per share amounts)

	Charter (Historical)	Cox Communications (Historical)	Pro Forma Adjustments		Pro Forma Combined
REVENUES	$41,173	$9,401	$—		$50,574

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	24,686	5,645	(191)	2a	30,140
Depreciation and amortization	6,517	1,624	372	2b	8,513
Other operating expenses, net	323	66	—		389
	31,526	7,335	181		39,042
Income from operations	9,647	2,066	(181)		11,532

OTHER INCOME (EXPENSES):
Interest expense, net	(3,772)	(322)	(388)	2d	(4,482)
Other expenses, net	(378)	(35)	12	2e	(401)
	(4,150)	(357)	(376)		(4,883)

Income before income taxes	5,497	1,709	(557)		6,649
Income tax expense	(1,277)	(369)	453	2f	(1,193)
Consolidated net income	4,220	1,340	(104)		5,456
Less: Net income attributable to noncontrolling interests	(565)	—	(1,488)	2g	(2,053)
Net income attributable to Charter shareholders	$3,655	$1,340	$(1,592)		$3,403

EARNINGS PER COMMON SHARE:
Basic	$26.52			2h	$24.65
Diluted	$25.95			2h	$24.19
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	138			2h	138
Diluted	141			2h	141

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2024

(dollars and weighted average shares outstanding in millions, except per share amounts)

	Charter (Historical)	Cox Communications (Historical)	Pro Forma Adjustments		Pro Forma Combined
REVENUES	$55,085	$13,073	$—		$68,158

COSTS AND EXPENSES:
Operating costs and expenses (exclusive of items shown separately below)	33,167	8,134	(279)	2a	41,022
Depreciation and amortization	8,673	2,183	553	2b	11,409
Other operating expenses, net	127	206	201	2c	534
	41,967	10,523	475		52,965
Income from operations	13,118	2,550	(475)		15,193

OTHER INCOME (EXPENSES):
Interest expense, net	(5,229)	(373)	(542)	2d	(6,144)
Other expenses, net	(387)	(2)	26	2e	(363)
	(5,616)	(375)	(516)		(6,507)

Income before income taxes	7,502	2,175	(991)		8,686
Income tax expense	(1,649)	(450)	634	2f	(1,465)
Consolidated net income	5,853	1,725	(357)		7,221
Less: Net income attributable to noncontrolling interests	(770)	—	(1,919)	2g	(2,689)
Net income attributable to Charter shareholders	$5,083	$1,725	$(2,276)		$4,532

EARNINGS PER COMMON SHARE:
Basic	$35.53			2h	$31.68
Diluted	$34.97			2h	$31.18
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	143			2h	143
Diluted	145			2h	145

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements”

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Cox Transactions Pro Forma Balance Sheet Adjustments

For purposes of the unaudited pro forma financial statements, the preliminary purchase price is assumed to be approximately $18.6 billion based on preliminary fair value estimates for each component of consideration transferred to Cox Enterprises. The Charter Holdings common units which are exchangeable into Charter Class A common stock are fair valued based on a $208.75 closing price of Charter Class A common stock on December 31, 2025, representing the last business day of the most recently completed month. The Charter Holdings convertible preferred units fair value estimate is based on an initial preferred instrument multiple above the $6.0 billion aggregate liquidation preference contemplating a 6.875% preferred cash dividend and estimated fair value of Charter Class A common stock upon conversion. The final purchase price will be different from the preliminary purchase price presented as the fair value of the equity portion of the Cox Transactions consideration will be based on the fair value of Charter Class A common stock at closing.

(in millions, except price per share data)
Charter Holdings common units issued to Cox Enterprises	33.6
Closing price as of December 31, 2025	$208.75
Estimated fair value of Charter Holdings common units issued to Cox Enterprises	$7,011
Estimated fair value of Charter Holdings convertible preferred units issued to Cox Enterprises	7,600
Cash paid to Cox Enterprises	4,000
Total preliminary purchase price	$18,611

The table below presents the allocation of the preliminary purchase price to the identifiable assets acquired and liabilities assumed at their respective estimated fair values as if the Cox Transactions had closed on September 30, 2025.

(in millions)
Current assets	$1,021
Property, plant and equipment	15,380
Customer relationships	4,880
Franchises	11,000
Other noncurrent assets	640
Current liabilities (includes current portion of long-term debt of $1.0 billion)	(2,885)
Long-term debt	(10,411)
Deferred income taxes	(550)
Other long-term liabilities	(464)
$18,611

The preliminary estimates are based upon currently available information. As such, additional assets and liabilities may be identified and reflected in the final purchase price allocation.

Upon finalization of the fair value assessment, Charter anticipates the finalized fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. If upon completion of the valuations, the fair values are greater or less than the amounts included in the preliminary purchase price allocation above, such a change would not likely have a material impact on the financial position or results of operations of Charter.

The following summarizes the pro forma balance sheet adjustments relating to the Cox Transactions:

(a)	Pro forma adjustment of $214 million to cash and cash equivalents represents $14 million source of cash from Cox Enterprises to reflect minimum operating cash of $100 million to be assumed at closing per the Transaction Agreement, offset by the use of cash to pay approximately $201 million of remaining transaction costs not already reflected in the historical financial statements including advisor fees and other expenses directly related to the Cox Transactions, as well as $27 million use of cash to pay debt issuance costs. Refer to (e) below for sources and uses of cash.

(b)	Represents the elimination of the intercompany note receivable from Cox Enterprises not assumed in the Cox Transactions.

(c)	For pro forma purposes, preliminary estimates are used for the purchase price allocations to Cox Communications’ property, plant and equipment; customer relationships and franchises. As of the date of this filing, Charter has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of Cox Communications’ assets to be acquired and liabilities to be assumed and the related allocations of purchase price. Therefore, the allocation of the purchase price to acquired intangible assets is based on preliminary fair value estimates and is subject to final management analysis, with the assistance of third-party valuation advisors, following the completion of the Cox Transactions. The estimated intangible asset values and their remaining useful lives could be affected by a variety of factors that may become known to Charter only upon access to additional information and/or changes in these factors that may occur prior to closing.

In preparation for the year-end financial statements ending December 31, 2025, Cox Communications’ management is in the process of completing a quantitative impairment test on its indefinite-lived franchise intangible assets, representing the contractual rights to operate cable systems, and anticipates recording a non-cash impairment charge of approximately $5 billion to $6 billion. The decline in the estimated fair value is attributable to updated long-term financial projections that reflect a reduction in estimated future cash flows due to increased competition and changes in the macroeconomic outlook based on currently available data as well as recent declines in industry market multiples. The impairment charge is also impacted by historical cable industry valuation and accounting practices followed by Cox Communications, whereby no excess purchase price associated with cable system acquisitions prior to 2002 was determined to be goodwill that is separate and distinct from the value of its cable franchises. As of the date of this filing, Cox Communications has not completed all of its year-end reporting procedures; therefore the impairment charge included in Cox Communications’ year-end financial statements could be materially affected by new information that may become known to Cox Communications between the date of this filing and the date that Cox Communications issues its year-end financial statements.

(d)	Represents the write-down of the Cox Communications trade name intangible under the market participant assumption that it will not continue as a market-based intangible. The Spectrum trade name will be used to market or promote the products and services of the combined company across the Cox footprint whereas the Cox Communications trade name will become the name of the combined company within one year of closing the Cox Transactions.

(e)	Cox Communications’ debt assumed was adjusted to the most recent available estimated fair value using quoted market values as of December 31, 2025. This adjustment resulted in a decrease in long-term debt of approximately $1.2 billion. The fair value adjustment to long-term debt is a result of quoted market values of Cox Communications’ debt being lower than the face amount of the related debt. The quoted market value of a debt instrument is lower than the face amount of the debt when the market interest rates are higher than the stated interest rate of the debt. In acquisition accounting, this results in the recognition of a debt discount that is amortized as an increase to interest expense over the remaining life of the debt. A pro forma adjustment is also reflected to increase debt assumed by $150 million as contemplated in the Transaction Agreement, which provides that debt maturities occurring between signing and closing of Cox Transactions would be refinanced by Cox Communications. This is to account for Cox Communications’ June 2025 repayment of a $150 million bond at maturity, with Cox Communications intending to refinance such amount at a later date. In addition, long-term debt was also adjusted to reflect $4.0 billion new debt raised, less debt issuance costs, to fund the preliminary purchase price of the Cox Transactions.

The following table presents pro forma cash sources and uses as a result of the Cox Transactions.

(in millions)
Sources:
Proceeds from issuance of long-term debt	$4,000
Cox Communications cash and cash equivalents assumed	86
Cox Enterprises cash contributed to reflect minimum operating cash	14
Charter cash and cash equivalents on-hand	128
$4,228
Uses:
Cash portion of purchase price paid to Cox Enterprises	$4,000
Remaining transaction costs including advisor fees and other expenses	201
Debt issuance costs	27
$4,228

(f)	For pro forma purposes, deferred taxes are presented dependent on the anticipated tax treatment for the Contribution and the Equity Sale components of the Cox Transactions. The Contribution is treated as a nontaxable partnership contribution and no Charter deferred taxes are assumed to be recorded in purchase accounting as the excess book basis of net assets contributed is associated with the noncontrolling interest partner, Cox Enterprises, and not the controlling interest partner, Charter. The Equity Sale is treated as a taxable stock acquisition and the tax attributes of the Cox Communications subsidiaries acquired are assumed to carry over to Charter and net deferred tax liabilities of $550 million are estimated to be recorded in purchase accounting reflecting historical temporary difference of these subsidiaries contemplating additional book step-up and applying an estimated tax rate of 25%. Lastly, on the relative ownership adjustment of Charter Holdings, a $381 million reduction in deferred tax liabilities is estimated for the carrying value adjustment to Charter’s common units held in Charter Holdings applying an estimated tax rate of 25%. Refer to (h) below on relative ownership adjustment to shareholders’ equity.

(g)	Represents the elimination of an executive supplemental deferred compensation plan liability not assumed in the Cox Transactions.

(h)	Pro forma adjustments to controlling interests and noncontrolling interests in shareholders’ equity are reflected as follows.

(in millions)
Controlling Interests:
Elimination of Cox Communications’ historical equity	$(15,826)
Payment of remaining transaction costs including advisor fees	(201)
Relative ownership adjustment of Charter Holdings’ common unit equity balances, net of tax	(1,144)
$(17,171)

Noncontrolling Interests:
Fair value of the Charter Holdings common units issued to Cox Enterprises	$7,011
Fair value of the Charter Holdings convertible preferred units issued to Cox Enterprises	7,600
Relative ownership adjustment of Charter Holdings’ common unit equity balances	1,525
$16,136

The Charter Holdings common units issued to Cox Enterprises as a portion of the consideration for the Contribution initially are measured at their fair value of $7.0 billion in accordance with acquisition accounting. However, upon new partner entry to Charter Holdings, the carrying amounts of the common units of the controlling interest (Charter) and noncontrolling interests (Cox Enterprises and A/N) are adjusted to reflect their relative effective common ownership interest in Charter Holdings. Relative ownership adjustment results in an increase to noncontrolling interests of approximately $1.5 billion and a corresponding decrease to additional paid-in capital of $1.5 billion, net of a $381 million reduction in deferred income taxes, for Charter’s decrease in book basis in Charter Holdings.

Note 2. Cox Transactions Pro Forma Statement of Operations Adjustments

The following summarizes the pro forma statement of operations adjustments relating to the Cox Transactions.

(a)	Pro forma adjustments to operating costs and expenses of $191 million and $279 million for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively, represents costs related to excluded parent company obligations and intercompany cost allocations from Cox Enterprises that are to be terminated by Cox Communications at the closing in connection with the Transaction Agreement. Following the closing, these costs will not be incurred by Charter.

(b)	Depreciation and amortization increased by $372 million and $553 million for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively, as follows.

(in millions)	Nine Months Ended September 30, 2025			Year Ended December 31, 2024
	Depreciation	Amortization	Total	Depreciation	Amortization	Total
Cox Communications pro forma expense based on fair value	$1,442	$554	$1,996	$1,923	$813	$2,736
Cox Communications historical expense			(1,624)			(2,183)
			$372			$553

The increase was estimated using a preliminary average remaining useful life of 8 years for property, plant and equipment and 11 years for customer relationships. Property, plant and equipment are depreciated using a straight-line depreciation method. Customer relationships are amortized using an accelerated method (sum of the years’ digits) to reflect the period over which the relationships are expected to generate cash flows. Following the acquisition, Cox Communications’ pro forma customer relationships of $4.9 billion would result in amortization expense under the accelerated method of $813 million for year 1, $739 million for year 2, $665 million for year 3, $592 million for year 4, $518 million for year 5 and $1.6 billion thereafter. The effect of a one-year decrease in the weighted average useful lives of property, plant and equipment and customer relationships would be an increase to depreciation and amortization expense of approximately $250 million and $349 million for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively, while the effect of a one-year increase would result in a decrease of approximately $199 million and $276 million for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively. The pro forma adjustments are based on current estimates and may not reflect actual depreciation and amortization once the purchase price allocation is finalized and final determination of remaining useful lives are made.

(c)	Pro forma adjustment to increase other operating expenses, net by $201 million for the year ended December 31, 2024 represents the payment of remaining transaction costs not already reflected in the historical financial statements including advisor fees and other expenses directly related to the Cox Transactions. Transaction costs of $64 million are included in the historical income statement of Charter within other operating expenses, net for the nine months ended September 30, 2025.

(d)	Interest expense, net increased by $388 million and $542 million for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively, as follows.

(in millions)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Additional interest expense on new debt issued	$(181)	$(242)
Elimination of intercompany note interest income	(138)	(209)
Amortization of discount as a result of adjusting assumed Cox Communications’ long-term debt to fair value	(75)	(101)
Amortization of new debt issuance costs	(2)	(2)
Elimination of amortization related to Cox Communications’ debt discounts and debt issuance costs	8	12
	$(388)	$(542)

(e)	Pro forma adjustment to reduce other expenses, net by $12 million and $26 million for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively, primarily represents the elimination of the Cox Enterprises allocated non-service cost component of pension expense. Following the closing, these pension costs will not be incurred by Charter.

(f)	The pro forma adjustment to income tax expense of $453 million and $634 million for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively, was determined by removing Cox Communications’ income tax expense and applying an estimated Charter tax rate of 25% to pro forma income before taxes allocated to Charter after the allocation of profits to the noncontrolling interest holders.

(g)	Net income attributable to noncontrolling interest increased by $1.5 billion and $1.9 billion for the nine months ended September 30, 2025 and year ended December 31, 2024, respectively, as shown in the following table. All ownership amounts are calculated using whole numbers; minor differences may exist due to rounding.

(in millions)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Charter Holdings pro forma income before income taxes	$6,649	$8,686
Charter Holdings 6.875% cash dividend to Cox Enterprises preferred unit holders	(310)	(413)
Charter Holdings pro forma income before income taxes available for allocation to common unit holders	$6,339	$8,273
Noncontrolling interest in Charter Holdings excluding preferred units based on pro forma common unit ownership of Charter Holdings (18.8% Cox Enterprises and 8.7% A/N)	27.5%	27.5%
Noncontrolling interest expense - Charter Holdings common units	$1,743	$2,276
Noncontrolling interest expense - Charter Holdings convertible preferred units	310	413
Eliminate historical noncontrolling interest expense recorded based on historical A/N common unit ownership of Charter Holdings	(565)	(770)
	$1,488	$1,919

(h)	The following table sets forth the computation of pro forma basic and diluted earnings per share for the nine months ended September 30, 2025 and year ended December 31, 2024. Not included in the computation of pro forma diluted earnings per share because the effect would be anti-dilutive are the 33.6 million Charter Holdings common units and the 12.6 billion equivalent common units for the Charter Holdings convertible preferred units ($6.0 billion par value divided by $477.41 initial conversion price) issued to Cox Enterprises on an if-converted, if-exchanged basis.

(in millions, except per share data)	Nine Months Ended September 30, 2025	Year Ended December 31, 2024
Numerator:
Pro forma net income attributable to common stock	$3,403	$4,532

Denominator:
Pro forma Charter weighted average shares outstanding (basic)	138	143
Effect of dilutive securities:
Assumed exercise or issuance of shares relating to stock plans	3	2
Pro forma weighted average common shares outstanding, diluted	141	145

Pro forma net income per share attributable to common stock:
Basic	$24.65	$31.68
Diluted	$24.19	$31.18